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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. ______________)*


                                   VIVUS, Inc.
-------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                  Common Stock
-------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   928551 10 0
-------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


* The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)

                                Page 1 of 5 Pages

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CUSIP NO.  928551 10 0           13G                           PAGE 2 OF 5 PAGES

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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Leland F. Wilson
-------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)   [ ]
                                                                       (b)   [ ]
-------------------------------------------------------------------------------
    3       SEC USE ONLY

-------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
             United  States
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                         5      SOLE VOTING POWER
                                999,314
         NUMBER OF       ------------------------------------------------------
           SHARES        6      SHARED VOTING POWER
        BENEFICIALLY            0
       OWNED BY EACH     ------------------------------------------------------
         REPORTING       7      SOLE DISPOSITIVE POWER
        PERSON WITH             999,314
                         ------------------------------------------------------
                         8      SHARED DISPOSITIVE POWER
                                0
-------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            999,314
-------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
-------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            6.2%
-------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
            IN
-------------------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO.  928551 10 0                                         PAGE 3 OF 5 PAGES

ITEM 1.
         (a)      Name of Issuer:  VIVUS, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                           545 Middlefield Road
                           Suite 200
                           Menlo Park, CA  94025
ITEM 2.
         (a)      Name of Person Filing:   Leland F. Wilson

         (b)      Address of Principal Business Office or, if none, Residence:

                           VIVUS, Inc.
                           545 Middlefield Rd.
                           Suite 200
                           Menlo Park, CA  94025

         (c)      Citizenship :  United States

         (d)      Title of Class of Securities:  Common Stock

         (e)      CUSIP Number:   928551 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON IS A:

         (a)  [ ] Broker or Dealer registered under Section 15 of the Act

         (b)  [ ] Bank as defined in section 3(a)(6) of the Act

         (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

         (d) [ ] Investment Company registered under section 8 of the Investment Company Act

         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see ss.240.13d-1(b)(1)(ii)(F)

         (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

         (h)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

         (a)      Amount Beneficially Owned:  999,314

         (b) Percent of Class: 6.2% (based on total outstanding shares at 12/31/96 of 16,212,171 shares)



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CUSIP NO.  928551 10 0                                         PAGE 4 OF 5 PAGES


         (c)      Number of shares as to which such person has:  999,314*

           (i) sole power to vote or to direct the vote : 999,314
          (ii) shared power to vote or to direct the vote:  0
         (iii) sole power to dispose or direct the disposition of:  999,314
          (iv) shared power to dispose or direct the disposition of: 0

* consists of (i) 510,000 shares held by Leland Wilson as custodian for the Virgil A. Place Charitable Lead Annuity Trust, Mr. Wilson holds voting and dispositive control, (ii) 214,791 shares held by Leland Wilson (iii) 274,523 Options exercisable as of 60 days from December 31, 1996.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Inapplicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Inapplicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Inapplicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Inapplicable


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CUSIP NO.  928551 10 0                                         PAGE 5 OF 5 PAGES

ITEM 10.
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                       2/12/97
                                        --------------------------------------
                                                        Date

                                               /s/ Robert D. Brownell
                                        --------------------------------------
                                                      Signature

                                                 Robert D. Brownell as
                                                  Attorney-in-fact for
                                         Leland F. Wilson, President and CEO
                                        --------------------------------------
                                                     Name/Title